Exhibit 11.1

(Translation)

Code of Ethics for Directors and Executive Officers of Hitachi, Ltd.

Establishment: June 25, 2003

1. Purpose

This Code of Ethics is for clearly defining matters related to the observance of laws and regulations by, and the ethical conduct of, the Company’s Directors and Executive Officers, with the ultimate aim of securing the trust of shareholders, customers, business partners and the community broadly throughout Japan and worldwide.

2. Basic stance

Directors and Executive Officers of the Company must cultivate a strong awareness of their mission and duties and shall endeavor to ensure the continuing growth of the Company as a truly international enterprise. They shall comply with all laws and regulations and perform their functions in an honest and ethical manner.

3. Professional care and loyal performance of functions

Directors and Executive Officers of the Company shall in accordance with the mandate of the shareholders focus on Company management with the professional care of good administrators. They shall perform their functions loyally to the Company in strict compliance with all laws and regulations, the Articles of Incorporation, and the resolutions of the General Meeting of Shareholders.

4. Total compliance with laws and regulations

Directors and Executive Officers of the Company shall take it on themselves to comply totally with the commercial code, securities and exchange law, antitrust law, product liability law, antipollution and environmental preservation laws, intellectual property laws, international trade laws and other laws and regulations of Japan as well as those of other countries. They shall also implement measures necessary to ensure that employees strictly comply with all laws and regulations.

5. Dealing with violation of laws and regulations

A Director or Executive Officer of the Company who becomes aware that a violation of a law or regulation has occurred or is likely to occur in the course of the performance of his or her functions shall at his or her own initiative immediately take remedial action and make every effort to prevent reoccurrence. Directors and Executive Officers of the Company shall deal severely with any violator, including themselves.

6. Prohibition of antisocial dealings

Directors and Executive Officers of the Company shall not engage in antisocial dealings (direct or indirect dealings with persons engaged in “sokaiya” racketeering activities and similar activities aimed at acquiring unfair profit from business enterprises).

7. Commitment to accountability

Directors and Executive Officers of the Company shall be committed to the concept of accountability and shall never attempt to shift losses the Company should itself sustain onto others.

8. Protection of the Company’s reputation

Directors and Executive Officers of the Company shall strive to maintain and improve the reputation of the Company and, for this, must recognize the strong effect their actions have on the Company’s reputation and always draw a line between public and private in their daily activities.

9. Maintenance of an arm’s-length relationship with political interests and government

Directors and Executive Officers of the Company must maintain a wholesome relationship with political interests and government and endeavor not only to comply with all laws and regulations but also to avoid even the slightest disapproval of the community.

10. Maintenance of fair relationships with customers and business partners

Directors and Executive Officers of the Company must in their relationship with customers, Group companies, and business partners (including exclusive dealers) rigorously refrain from reaping any personal profit or advantage that runs counter to social norms and shall maintain fair and transparent relationships based on the highest ethical principles.

11. Prohibition of and desistance from insider trading

Directors and Executive Officers of the Company shall not engage in any insider trading that is prohibited under the laws and regulations regarding securities transactions of Japan and other countries. Directors and Executive Officers of the Company who have access to important information of business partners of the Company or of the Company’s customers shall desist from engaging in securities transactions that might be condemned by the community, even if they are not illegal.

12. Rigorous information management

Directors and Executive Officers of the Company must understand well the value of the Company’s business and technological information and endeavor to establish and thoroughly implement a rigorous information management system for preventing leakage of confidential information.

13. Supervision, guidance and maintenance of workplace discipline

Directors and Executive Officers of the Company shall supervise and instruct employees in a fair and appropriate manner so as to facilitate smooth progress of business and shall also endeavor to maintain proper workplace discipline.

14. Application to Corporate Officers etc.

This Code shall also apply with necessary modifications to persons in the following positions: Chairman Emeritus, Corporate Officer, Fellow, Senior Adviser and Associate.

This Code shall be effective from June 25, 2003.